As filed with the U.S. Securities and Exchange Commission on February 25, 2025.

Registration No. 333-269684

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 12 TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WEBUS INTERNATIONAL LIMITED

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7389	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification number)

25/F, UK Center, EFC, Yuhang District

Hangzhou, China 311121

Tel: + 86(571) 58000026

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Fang Liu, Esq.	Lawrence Venick, Esq.
VCL Law LLP	Loeb & Loeb LLP
1945 Old Gallows Road	2206-19 Jardine House
Suite 260	1 Connaught Place
Vienna, VA 22182	Central, Hong Kong SAR
(703) 919-7285	852-3923-1111

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

This Amendment No. 12 to the Registration Statement on Form F-1 (File No. 333-269684) is being filed solely to file certain exhibits thereto. This Amendment No. 12 does not modify any provision of the preliminary prospectus contained in Part I. Accordingly, the preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. A&R memorandum and articles of association, which will become effective upon completion of this offering, provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former secretary, director (including alternate director) or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former secretary’s, director's (including alternate director's) or officer’s duties, powers, authorities or discretions; and
b)	without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former secretary, director (including alternate director) or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former secretary or officer, director (including alternate director) however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former secretary, director (including alternate director) or any of our officers in respect of any matter identified in above on condition that the secretary, director (including alternate director) or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary, director (including alternate director) or that officer for those legal costs.

The Underwriting Agreement, the form of which has been filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

On February 10, 2022, the Company issued an aggregate of 50,000 ordinary shares with par value of $1.00 per share to Zheng Jiahua, Micava Co., Ltd, and Realwood Co., Ltd.

On March 26, 2022 Zheng Jiahua transferred 2,273 ordinary shares with par value of $1.00 per share to Anyu Tech Co., Ltd, 2,273 ordinary shares with par value of $1.00 per share to Rocaso Co., Ltd and 13,636 ordinary shares with par value of $1.00 per share to Annan Tech Co., Ltd.

Micava Co., Ltd transferred 5,387 ordinary shares with par value of $1.00 per share to Annan Tech Co., Ltd on June 15, 2022 and 925 ordinary shares with par value of $1.00 per share to Zhang Yiqun on August 25, 2022. On June 15, 2022, Realwood Co., Ltd transferred 505 ordinary shares with par value of $1.00 per share to Annan Tech Co., Ltd, Anyu Tech Co., Ltd transferred 421 ordinary shares with par value of $1.00 per share to Annan Tech Co., Ltd and Rocaso Co., Ltd transferred 421 ordinary shares with par value of $1.00 per share to Annan Tech Co., Ltd.

On September 2, 2022 Micava Co., Ltd transferred 2,400 ordinary shares with par value of $1.00 per share to LC Multi Strategy SF6.

On September 16, 2022, the shareholders of the Company passed resolutions approving the subdivision of the authorized share capital of the Company and the repurchase of certain issued and outstanding ordinary shares of the Company. The effect of the repurchase of the shares is that an aggregate of 5,000,000 ordinary shares with par value of $0.0001 per share are held by Micava Co., Ltd., Annan Tech Co., Ltd. LC Multi Strategy SF6, Realwood Co., Ltd., Anyu Tech Co., Ltd., Rocaso Co., Ltd., Zhang Yiqun.

On March 10, 2023, we issued an aggregate of 30,000,000 Ordinary Shares to each of the existing shareholders on a pro-rata basis. The additional issuance increased the number of outstanding shares from 5,000,000 Ordinary Shares to 35,000,000 Ordinary Shares.

On October 31, 2024, we effected the below recapitalization: a reverse share split through the repurchase of 15,000,000 shares at $0.0001 per share from all shareholders ("Reverse Share Split"), that is, approximately 43% of ordinary shares was repurchased from every shareholder (with the fractional shares rounding off to the nearest whole share). The Reverse Share Split had no effect on any shareholders’ proportionate equity interest. The par value remained at $0.0001 per share following the Reverse Share Split, and the number of our issued and outstanding ordinary shares was reduced to 20,000,000 shares. As a result, the aggregate par value of the outstanding ordinary shares reduced, with the aggregate share subscription receivable correspondingly reduced. The Reverse Share Split has no effect on our total shareholders’ equity.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

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See Exhibit Index beginning on page II-4 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
3.1**	Amended and Restated Articles of Association
3.2**	Amended and Restated Memorandum of Association
3.3**	Form of Amended and Restated Memorandum and Articles of Association, as effective immediately prior to completion of this offering
4.1**	Specimen Certificate for Ordinary Shares
4.2**	Form of Representative’s Warrant
5.1**	Opinion of Ogier regarding the validity of the Ordinary Shares being registered.
5.2**	Opinion of VCL Law LLP regarding the enforceability of the Representative’s Warrant
8.1**	Opinion of Ogier regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2**	Opinion of AllBright regarding certain PRC tax matters
10.1**	Form of Employment Agreement between Registrant and each of its executive officers
10.2**	Exclusive Business Cooperation Agreement between Xinjieni Tech and Youba Tech
10.3**	Exclusive Call Option Agreement among Xinjieni Tech, Youba Tech and the Individual Registered Shareholders
10.4**	Exclusive Assets Option Agreement among Xinjieni Tech, Youba Tech and the Individual Registered Shareholders
10.5**	Power of Attorney from each of the Individual Registered Shareholders
10.6**	Share Pledge Agreement among Xinjieni Tech, Youba Tech and the Individual Registered Shareholders
10.7**	Spousal Consent, from the spouse of each Individual Registered Shareholders
10.8**	English Translation of the Lease Agreement between Youba Tech and Zhejiang Lingke Business Management Co., Ltd. on July 15, 2022
10.9**	2022 Share Incentive Plan
10.10**	English Summary of Form of Server Rental Agreement with Alicloud
10.11**	English Translation of the Loan Agreement between Youba Tech and Zhejiang Hangzhou Yuhang Rural Commercial Bank Co., Ltd.
10.12**	English Translation of the Mortgage Agreement between Youba Tech and Zhejiang Hangzhou Yuhang Rural Commercial Bank Co., Ltd.
10.13**	English Translation of the Financial Support and Loan Guarantee Agreement between Nan Zheng and Zhejiang Youba Technology Co., Ltd.
10.14**	English Translation of Loan Agreement between Youba Tech and United Rural Cooperative Bank of Hangzhou
10.15**	English Translation of Automatic Loan Agreement between Youba Tech and United Rural Cooperative Bank of Hangzhou
19.1**	Form of Insider Trading Policy
21.1**	List of Subsidiaries
23.1***	Consent of Marcum Asia CPAs LLP
23.2**	Consent of Ogier (included in Exhibit 5.1)
23.3**	Consent of AllBright (included in Exhibit 8.2)
99.1**	Code of Business Conduct and Ethics of the Registrant
99.2**	Opinion of AllBright, People’s Republic of China counsel to the Registrant, regarding certain PRC law matters and the validity of the VIE agreements (included in Exhibit 8.2)
99.3**	Consent of Shenzhen Zero Power Intelligence Co., Ltd.
99.4**	Consent of Ken He
99.5**	Consent of Wu Xin
99.6**	Consent of Yu Z hen
99.7**	Form of Policy for the Recovery of Erroneously Awarded Compensation
107**	Filing Fee Table

**	Previously filed
***	Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of the Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hangzhou, People’s Republic of China, February 25, 2025.

WEBUS INTERNATIONAL LIMITED

By:	/s/ Zheng Nan
Zheng Nan
Chief Executive Officer
(Principal Executive Officer)

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POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints and as an attorney-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments that said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of Ordinary Shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent will do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zheng Jiahua	Chairman of the Board of Directors	February 25, 2025
Name: Zheng Jiahua

/s/ Zheng Nan	Chief Executive Officer	February 25, 2025
Name: Zheng Nan	(principal executive officer)

/s/ Wang Shijie	Chief Financial Officer (principal financial	February 25, 2025
Name: Wang Shijie	and accounting officer)

/s/ Chen Yizhou	Co-Chief Operating Officer and Director	February 25, 2025
Name: Chen Yizhou

/s/ He Wenxin	Co-Chief Operating Officer and Director	February 25, 2025
Name: He Wenxin

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York on February 25, 2025.

COGENCY GLOBAL INC.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President

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